EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-8 of Spectrum Pharmaceuticals, Inc. (formerly Neotherapeutics, Inc.) for the registration of shares of common stock issuable upon exercise of options under the Spectrum Pharmaceuticals, Inc Amended and Restated 1997 Stock Incentive Plan and to the incorporation by reference therein of our report dated May 9, 2003 with respect to the consolidated financial statements of Spectrum Pharmaceuticals, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/ Kelly & Company

Kelly & Company
Costa Mesa, California
June 19, 2003